Exhibit 99.1

NEWS RELEASE

Contacts:	Brian Begley
Vice President, Investor Relations – Atlas Energy
(877) 280-2857
(215) 405-2718 (fax)

ATLAS ENERGY ANNOUNCES RECORD AND DISTRIBUTION DATES FOR SPIN-OFF OF ATLAS ENERGY GROUP, LLC

Philadelphia, PA – January 28, 2015 – Atlas Energy, L.P. (NYSE: ATLS) ("Atlas Energy" or "ATLS") has announced that its Board of Directors has approved the record and distribution dates for the spin-off of its non-midstream assets ("the Spin-Off") and declared a distribution to the ATLS unitholders of common units representing a 100% limited liability company interest in Atlas Energy Group, LLC, a wholly owned subsidiary of ATLS that will hold ATLS's assets and liabilities other than those related to it midstream business ("New Atlas").

Subject to the satisfaction or waiver of the conditions to the Spin-Off described below, each ATLS unitholder will receive one common unit of New Atlas for each ATLS common unit held at the close of business on Wednesday, February 25, 2015, the record date of the distribution. Cash will be received in lieu of fractional units of New Atlas.  The distribution of New Atlas units is expected to be effective on Saturday, February 28, 2015 in conjunction with the previously announced proposed mergers of ATLS and Atlas Pipeline Partners, L.P. (NYSE: APL) ("Atlas Pipeline" or "APL") with Targa Resources Corp. (NYSE: TRGP) ("TRC") and Targa Resources Partners LP (NYSE: NGLS) ("TRP"), respectively.  New Atlas common units are expected to begin regular trading on or about March 2, 2015 on the New York Stock Exchange under the symbol "ATLS."

As previously announced, the proposed mergers of Atlas Energy with a subsidiary of TRC (the "ATLS Merger") and Atlas Pipeline with a subsidiary of TRP (the "APL Merger") will occur immediately following the Spin-Off.  The ATLS Merger, the APL Merger and the Spin-Off (including the related record date) are conditioned on the other and will each occur only if the others occur.  As a result, distribution of the New Atlas common units is subject to the satisfaction or waiver of the conditions to the ATLS Merger and the APL Merger, including the approval of the issuance of TRC stock in the ATLS Merger by the TRC stockholders, the approval of the ATLS Merger by the unitholders of ATLS, the approval of the APL Merger by the unitholders of APL, the effectiveness of Atlas Energy Group's registration statement on Form 10, the authorization for listing of the New Atlas common units on the New York Stock Exchange and other customary closing conditions.

No action is required by ATLS unitholders to receive New Atlas common units in the Spin-Off.  ATLS intends to make an information statement available to all unitholders entitled to receive the distribution of New Atlas common units prior to the distribution date. The information statement is an exhibit to New Atlas's registration statement on Form 10, which has been filed with the U.S. Securities Exchange Commission (the "SEC") and describes New Atlas and the risks associated with owning New Atlas common units, as well as the conditions to the distribution and other details regarding the Spin-Off.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 28% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 6% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry.  In Oklahoma, southern Kansas, Texas, and Tennessee, APL owns and operates 17 gas processing plants, 18 gas treating facilities, as well as approximately 11,200 miles of active intrastate gas gathering pipeline.  For more information, visit APL's website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Targa Resources Corp. is a publicly traded Delaware corporation that owns a 2% general partner interest (which TRC holds through its 100% ownership interest in the general partner of TRP), all of the outstanding incentive distribution rights and a portion of the outstanding limited partner interests in Targa Resources Partners LP.

Targa Resources Partners is a publicly traded Delaware limited partnership formed in October 2006 by its parent, TRC, to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. TRP is a leading provider of midstream natural gas, NGL, terminalling and crude oil gathering services in the United States. TRP is engaged in the business of gathering, compressing, treating, processing and selling natural gas; storing, fractionating, treating, transporting and selling NGLs and NGL products; gathering, storing and terminalling crude oil; and storing, terminalling and selling refined petroleum products.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained herein are "forward-looking statements" that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Readers are cautioned that any forward-looking information is not a guarantee of future performance.  Risks and uncertainties related to the proposed transaction include, among others: the risk that ATLS's or APL's unitholders or TRC's stockholders do not approve the mergers; the risk that the merger agreement is terminated as a result of a competing proposal, the risk that regulatory approvals required for the mergers are not obtained on the proposed terms and schedule or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of the mergers are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the mergers; uncertainties as to the timing of the mergers; competitive responses to the proposed merger; costs and difficulties related to the integration of ATLS's and APL's businesses and operations with TRC's and TRP's business and operations; the inability to obtain, or delays in obtaining, the cost savings and synergies contemplated by the mergers; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; unexpected costs, charges or expenses resulting from the mergers; litigation relating to the merger; the outcome of  potential litigation or governmental investigations; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions; and other risks, assumptions and uncertainties detailed from time to time in ATLS's, ARP's and APL's reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to update such statements, except as may be required by applicable law.